Exhibit 99.1

UNFI Announces Repricing of Senior Secured Term Loan

Providence, Rhode Island – November 10, 2021 -- United Natural Foods, Inc. (NYSE: UNFI) (“UNFI”) today announced that it has successfully completed the repricing of its senior secured term loan facility. The amendment to the term loan agreement reduces the Applicable Rate (as defined in the term loan agreement) from 3.50% to 3.25% for LIBOR-based loans, while the LIBOR floor remains at 0.00%. All other material terms of the term loan, including operating covenants and maturity date, were unchanged by the amendment.

Additionally, S&P Global and Moody’s Investors Service both recently raised their corporate credit ratings for UNFI to ‘B+’ and ‘Ba3’, respectively, on improved operating performance and credit metrics. Copies of these rating upgrade announcements can be found on the investor relations section of UNFI’s website.

About United Natural Foods

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com